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EXHIBIT 12.1                Computation of Ratio of Earnings to Fixed Charges
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                            Nine Months
                              Ending
                             09/30/96     1995      1994      1993      1992      1991
Earnings before taxes         $64,800   $123,500  $104,100  $101,400  $120,200  $ 88,700

Add (Deduct)
     Fixed Charges             24,600     31,500    23,200    18,700    19,900    21,200

     Undistributed earnings
      of less than 50% owned
      companies carried at
      equity                     (500)      (800)     (400)     (200)     (500)     (500)

     Interest capitalized           0          0      (200)        0      (300)     (900)

Earnings available for fixed
 charges                      $88,900   $154,200  $126,700  $119,900  $139,300  $108,500

Fixed charges:
     Interest, including
      amounts capitalized      18,700     24,200    16,500    12,500    13,700    14,800

     Proportion of rent
      expense deemed to
      represent interest
      factor                    5,900      7,300     6,700     6,200     6,200     6,400

Fixed Charges                 $24,600   $ 31,500  $ 23,200  $ 18,700  $ 19,900  $ 21,200

Ratio of earnings to fixed
 charges                         3.61       4.89      5.46      6.41      7.00      5.12
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